NY State Division of Criminal Justice Services Awards BDIC 3-Year Contract

BEVERLY HILLS, CA—(Marketwired - Jun 10, 2016) - Blow and Drive Interlock Corporation’s (OTCQB: BDIC) is proud to announce that the Company has been Awarded a 3-year contract by the New York State Division of Criminal Justice Services to provide Ignition Interlock Devices throughout New York State.

On June 9th 2016 BDIC received formal written notice that our RFP (Request for Proposal) for a minimum three-year service agreement with New York State’s Division of Criminal Justice Services, has been accepted and approved.

New York State passed what is commonly referred to as “Leandra’s Law” and amongst its key provisions, is a requirement that offenders convicted of relevant crimes install and maintain a functioning ignition interlock device in any motor vehicle owned or operated by such person for up to five years.

“I am just thrilled that on the same day that we entered into an MoU with Chase Financial for up to $5,000,000 in equipment financing we also received a formal letter from the N.Y.D.C.J.S awarding Blow & Drive Interlock a three-year minimum service agreement and I am confident that with our state of the art wireless device and the most advanced reporting software we will exceed New York State’s expectations for quality control,” said Laurence Wainer, CEO of Blow & Drive Interlock Corp. ”This represents, a market potential of approximately $5.9 million on an annual basis to our company and adding a bid state like New York to our growing territory will open up other potential bid markets like Florida & Minnesota,” added Mr. Wainer.

Blow & Drive Corp’s BDI-747 is the only wireless Alcohol Ignition Interlock currently available and as far as we know, the only ignition interlock company to offer our customers a FREE mail in calibration program where permitted by state law.

BDIC is the only Public Company in the industry and with service centers in California, Oregon, Kentucky, Texas, Arizona, Tennessee and Kansas we believe we are well on our way to becoming a nationwide manufacturer and provider of alcohol detection equipment and increasing our presence in all facets of home and auto based criminal release monitoring programs. We are laser focused on increasing market penetration and building a nationwide criminal offender monitoring company for Offenders of all types, including parolees on house arrest. Research companies such as Forbes and Bloomberg, are estimating the Breath Alcohol Detection market alone will reach anywhere from $1.1 Billion to $3.2 Billion a year by 2018-20.

For more information on Blow & Drive Interlock’s distributor opportunity program, please visit www.blowanddrive.com or call 877-238-4492.

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Contact:

Blow & Drive Interlock

www.blowanddrive.com

877-238-4492